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                          CO-ADMINISTRATION AGREEMENT

                            STAGECOACH FUNDS, INC.
                               111 Center Street
                         Little Rock, Arkansas  72201

     THIS AGREEMENT is made as of this 1st day of February, 1998, by and among the Stagecoach Funds, Inc., a Maryland corporation ("Stagecoach"), Stephens Inc. ("Stephens"), an Arkansas corporation, and Wells Fargo Bank, N.A., a national banking association ("Wells Fargo").

     WHEREAS, Stagecoach is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, Stagecoach desires to retain Stephens to render certain co-administrative services to Stagecoach's investment portfolios listed in Appendix A (individually, a "Fund" and collectively, the "Funds"), and Stephens is willing to render such services; and

     WHEREAS, Stagecoach is retaining Wells Fargo pursuant to a separate Administration Agreement to provide certain other administrative services.

                                  WITNESSETH:

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed by the parties as follows:

     1.  Appointment.  Stagecoach hereby appoints Stephens to act as Co-
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Administrator of the Funds, subject to the control and supervision of Wells
Fargo and the overall supervision of the Board of Directors of Stagecoach. Stephens hereby accepts such appointment and agrees to render such services and duties set forth in Paragraph 3, for the compensation and on the terms herein provided, the performance of which Wells Fargo agrees to supervise. Each new investment portfolio established in the future by Stagecoach shall automatically become a "Fund" for all purposes hereunder as if it were listed in Appendix A, absent written notification to the contrary by either Stagecoach, Wells Fargo, or Stephens.

     2.  Delivery of Documents.  Stagecoach and Wells Fargo shall furnish
         ---------------------
Stephens with originals of, or copies of, all books, records, and other documents and papers related in any way to the administration of Stagecoach.

     3.  Duties as Co-Administrator.  Stephens shall, at its expense, provide
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the following co-administrative services in connection with the operations of
Stagecoach and the Funds:

     (a) prepare and file with the states registration statements, notices, reports, and other material required to be filed under applicable laws;

     (b) prepare and file Form 24F-2s and N-SARs;

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          (c) review bills submitted to the Funds and, upon determining that a bill is appropriate, allocating amounts to the appropriate Funds and instructing the Funds' custodian to pay such bills;

          (d) provide officers at no cost to the Funds;

          (e) provide office space and facilities;

          (f) provide reports to the Funds' board of directors ("Board") regarding its activities;

          (g) assist in the preparation and assembly of Board meeting materials, including comparable fee information, as required;

          (h) prepare and retain original minutes of Board meetings, shareholder meetings, and other official corporate records;

          (i) maintain and preserve the records of the Funds, including financial and corporate records;

          (j) coordinate (or assist in) the preparation of shareholder reports and other information materials regarding the Funds;

          (k) provide legal and regulatory advice to the Funds in connection with its other administrative functions;

          (l) provide liaison with the Funds' independent auditors;

          (m) establish and maintain a service desk to assist in handling Fund administrative activities; and

          (n) provide any other administrative services reasonably necessary for the operation of the Funds, as Stagecoach, Wells Fargo, and Stephens shall agree from time to time, other than those services that are to be provided by Wells Fargo pursuant to its Administration Agreement with Stagecoach, and by Stagecoach's transfer and dividend disbursing agent, custodian, and fund accountant.

     In performing all services under this agreement, Stephens shall: (a) act in conformity with Stagecoach's Articles of Incorporation and By-Laws, the 1940 Act, the Investment Advisers Act of 1940, as applicable, and any other applicable laws as may be amended from time to time; and Stagecoach's registration statement under the Securities Act of 1933 and the 1940 Act, as may be amended from time to time; (b) consult and coordinate with legal counsel to Stagecoach as necessary and appropriate; and (c) advise and report to Stagecoach and its legal counsel, as necessary and appropriate, with respect to any compliance or other matters that come to its attention.

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     Nothing in this Agreement shall be deemed to require Wells Fargo to provide any supervisory services that may not be provided by it under applicable banking laws and regulations.

     In connection with its duties under this Paragraph 3, Stephens may, at its own expense, enter into sub-administration agreements with other service providers, provided that: (a) each such service provider agrees with Stephens to comply with all relevant provisions of the 1940 Act, the Investment Advisers Act of 1940, any other applicable laws as may be amended from time to time, and all relevant rules thereunder; and (b) Wells Fargo agrees to the appointment of such service provider. Stephens will provide Stagecoach and Wells Fargo with a copy of each sub-administration agreement it executes relating to Stagecoach. Stephens will be liable for acts or omissions of any such sub-administrators under the standards of care described herein under Paragraph 5.

     In performing its services under this agreement, Stephens shall cooperate and coordinate with Wells Fargo as necessary and appropriate and shall provide such information to Wells Fargo as is reasonably necessary or appropriate for Wells Fargo to perform its obligations to Stagecoach. Similarly, Wells Fargo shall cooperate and coordinate with Stephens as necessary and appropriate and shall provide such information to Stephens as is reasonably necessary or appropriate for Stephens to perform its obligations to Stagecoach.

     4.  Compensation.  In consideration of the administration services to be
         ------------
rendered by Stephens under this agreement, Stagecoach shall pay Stephens a monthly fee, as shown in Appendix A, of the average daily value (as determined on each business day at the time set forth in the Prospectus for determining net asset value per share) of the Funds' net assets during the preceding month. If the fee payable to Stephens pursuant to this Paragraph 4 begins to accrue before the end of any month or if this agreement terminates before the end of any month, the fee for the period from the effective date to the end of that month or from the beginning of that month to the termination date, respectively, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating each such monthly fee, the value of each Fund's net assets shall be computed in the manner specified in the Prospectus and Stagecoach's Articles of Incorporation for the computation of the value of the Fund's net assets in connection with the determination of the net asset value of Fund shares. For purposes of this agreement, a "business day" is any day that Stagecoach is open for trading.

     5.  Limitation of Liability; Indemnification.
         ----------------------------------------

         (a) Stephens shall not be liable for any error of judgment or mistake of law or for any loss suffered by Stagecoach in connection with the performance of its obligations and duties under this agreement, except a loss resulting from Stephens' willful misfeasance, bad faith, or negligence in the performance of its obligations and duties, or by reason of its reckless disregard thereof. Any person, even though also an officer, director, employee or agent of Stephens, shall be deemed, when rendering services to Stagecoach or acting on any business of Stagecoach (other than services or business in connection with Stephens' duties as Co-Administrator hereunder) to be acting solely for Stagecoach and not as an officer, director, employee, or agent or one under the control or discretion of Stephens even though paid by it.

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                    Wells Fargo shall not be liable for any error of judgment or mistake of law or for any loss suffered by Stagecoach in connection with Stephen's performance of its obligations and duties under this Agreement, except a loss resulting from Wells Fargo's willful misfeasance, bad faith, or negligence in failing to supervise Stephens as required by this Agreement.

               (b) Stagecoach, on behalf of each Fund, will indemnify Stephens against and hold it harmless from any and all losses, claims, damages, liabilities, or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action, or suit relating to the particular Fund and not resulting from willful misfeasance, bad faith, or negligence of Stephens in the performance of such obligations and duties, or by reason of its reckless disregard thereof. Stephens will not confess any claim or settle or make any compromise in any instance in which Stagecoach will be asked to provide indemnification, except with Stagecoach's prior written consent. Any amounts payable by Stagecoach under this Paragraph 5(b) shall be satisfied only against the assets of the Fund involved in the claim, demand, action, or suit and not against the assets of any other Fund.

     6.  Stagecoach expenses.  Except as provided in each of Stagecoach's
         -------------------
advisory contracts and its Administration Agreement with Wells Fargo, Stagecoach shall bear all costs of its operations, including the compensation of its directors who are not affiliated with Stephens or any of their affiliates; advisory and administration fees; payments of distribution-related expenses pursuant to any Rule 12b-1 Plan under the 1940 Act; governmental fees; interest charges; taxes; fees and expenses of its independent accountants, legal counsel, transfer agent and dividend disbursing agent; expenses of redeeming shares; expenses of preparing and printing prospectuses (except the expense of printing and mailing prospectuses used for promotional purposes, unless otherwise payable pursuant to a Rule 12b-1 Plan), shareholders' reports, notices, proxy statements and reports to regulatory agencies; travel expenses of directors, officers and employees; office supplies; insurance premiums and certain expenses relating to insurance coverage; trade association membership dues; brokerage and other expenses connected with the execution of portfolio securities transactions; fees and expenses of any custodian, including those for keeping books and accounts and calculating the net asset value per share of the Funds; expenses of shareholders' meetings; expenses relating to the issuance, registration and qualification of shares of the Funds; pricing services, if any; organizational expenses; and any extraordinary expenses. Expenses attributable to one or more, but not all, of the Funds are charged against the assets of the relevant Funds. General expenses of the Funds are allocated among the Funds in a manner proportionate to the net assets of each Fund, on a transactional basis or on such other basis as the Board of Directors deems equitable.

     7.  Amendment.  This agreement may be amended at any time by mutual
         ---------
agreement in writing of Stagecoach, Stephens, and Wells Fargo, provided that the Board of Directors of Stagecoach approve any such amendment in advance.

     8.  Co-Administrator's other businesses.  Except to the extent necessary to
         -----------------------------------
perform Stephens' obligations under this agreement, nothing herein shall be deemed to limit or restrict the right of Stephens, or any affiliate or employee of Stephens, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a

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similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

     9.  Duration.  This agreement shall become effective on its execution date
         --------
and shall remain in full force and effect for one year or until terminated pursuant to the provisions in Paragraph 10, and it may be reapproved at least annually by the Board of Directors, including a majority of the directors who are not interested persons of Stagecoach or any party to this agreement, as defined by the 1940 Act.

     10. Termination of Agreement.  This agreement may be terminated at any
         ------------------------
time, without the payment of any penalty by a vote of a majority of the members of Stagecoach's Board of Directors, on 60 days' written notice to Stephens and Wells Fargo; or by Stephens on 60 days' written notice to Stagecoach and Wells Fargo; or by Wells Fargo on 60 days' written notice to Stagecoach and Stephens.

     11. Confidentiality.  Stephens shall keep confidential all books, records,
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information, and data pertaining to the business of Stagecoach and its prior, present, or potential shareholders that are exchanged or received pursuant to the performance of Stephens' duties under this agreement and Stephens shall not disclose the aforementioned to any other person, except as Stagecoach shall specifically authorize or as required by law, and the aforementioned documents, information, and data shall not be used for any purpose other than performance of its responsibilities and duties under this agreement.

     12. Stagecoach not bound to violate its Articles.  Nothing in this
         --------------------------------------------
agreement shall require Stagecoach to take any action contrary to any provision of its Articles of Incorporation or to any applicable statute or regulation.

     13. Miscellaneous.
         -------------

         (a) Any notice or other instrument authorized or required by this agreement to be given in writing to Stagecoach, Wells Fargo, or Stephens shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

     To Stagecoach:      Stagecoach Funds, Inc.
                         111 Center Street
                         Little Rock, Arkansas  72201
                         Attention:  Richard H. Blank

     To Stephens:        Stephens Inc.
                         111 Center Street
                         Little Rock, Arkansas  72201
                         Attention:  Richard H. Blank

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     To Wells Fargo:     Wells Fargo Bank, N.A.
                         525 Market Street, 19th Floor
                         San Francisco, California  94105
                         Attention:  Michael J. Hogan

         (b) This agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this agreement shall not be subject to assignment (as that term is defined under the 1940 Act) without the written consent of the other party.

         (c) This agreement shall be governed by and construed in accordance with the laws of the State of California.

         (d) This agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one agreement.

         (e) The captions of this agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     In witness whereof, the parties have caused this agreement to be executed by their duly authorized officers in the day and year first above written.

                                    STAGECOACH FUNDS, INC.

                                    By:   /s/ Richard H. Blank
                                         ---------------------------
                                         Richard H. Blank
                                         Chief Operating Officer

                                    STEPHENS INC.

                                    By:   /s/ Richard H. Blank
                                         ---------------------------
                                         Richard H. Blank
                                         Vice President

                                    WELLS FARGO BANK, N.A.

                                    By:   /s/ Michael J. Hogan
                                         ---------------------------
                                         Michael J. Hogan
                                         Senior Vice President

                                    By:   /s/ Elizabeth A. Gottfried
                                         ---------------------------
                                         Elizabeth A. Gottfried
                                         Vice President


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                                  Appendix A
                               Stagecoach Funds


Fee of 0.03% of average daily                    Fee of 0.04% of average daily
-----------------------------                    -----------------------------
net assets on an annual basis:                   net assets on an annual basis:
-----------------------------                    -----------------------------

                                                 International Equity Fund
Arizona Tax-Free Fund
Asset Allocation Fund
Balanced Fund
California Tax-Free Bond Fund
California Tax-Free Income Fund
California Tax-Free Money Market Mutual Fund
California Tax-Free Money Market Trust
Corporate Bond Fund
Diversified Equity Income Fund
Equity Index Fund
Equity Value Fund
Government Money Market Mutual Fund
Growth Fund
Index Allocation Fund
Intermediate Bond Fund
Money Market Mutual Fund
Money Market Trust
National Tax-Free Fund
National Tax-Free Money Market Mutual Fund
National Tax-Free Money Market Trust
Oregon Tax-Free Fund
Overland Express Sweep Fund
Prime Money Market Mutual Fund
Short-Intermediate U.S. Government Income Fund
Short-Term Government-Corporate Income Fund
Short-Term Municipal Income Fund
Small Cap Fund
Strategic Growth Fund
Strategic Income Fund
Treasury Money Market Mutual Fund
U.S. Government Allocation Fund
U.S. Government Income Fund
Variable Rate Government Fund
100% Treasury Money Market Fund


Approved:                January 16, 1997
Approved as Amended:     April 29, 1997 to include the International Equity Fund
Approved as Amended:     July 23, 1997 to include the Index Allocation, Overland
                         Express Sweep, Short-Term Government-Corporate Income,
                         Short-Term Municipal Income, and Variable Rate
                         Government Funds
Approved as Amended:     January 29, 1998 to change the fee rate, and to include
                         the Corporate Bond and Strategic Income Funds
Approved as Amended:     April 30, 1998 to include the 100% Treasury Money
                         Market Fund

                                      A-1